EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of the 1st day of February, 2010, by and between Manpower Inc. (the “Company”) and Michael Barker (the “Executive,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive is currently employed by COMSYS IT Partners, Inc. (“COMSYS”) and in the execution of Executive’s duties has been exposed to confidential and proprietary information of COMSYS, COMSYS’s customers and others;

WHEREAS, simultaneous with execution of this agreement, the Company has entered into an Agreement and Plan of Merger by and among the Company, a wholly owned subsidiary of the Company to be formed, and COMSYS (the “Merger Agreement”);

WHEREAS, the Company desires to employ Executive as Senior Vice President—Manpower Professional North America and Executive desires to be employed by the Company on the terms and conditions set forth herein; and

WHEREAS, the Parties recognize that this Agreement represents a special arrangement being entered into as an element of the transactions contemplated by the Merger Agreement, addressing certain benefits for the two years following the closing of the exchange offer contemplated in the Merger Agreement (the “Effective Date”).

WHEREAS, the Parties acknowledge that certain rights and obligations under this Agreement will cease as of the two-year anniversary of the Effective Date and that the expectations of the Parties are that the continued employment of Executive by the Company thereafter, if any, will be governed by the standard terms and conditions as then in effect for similarly situated employees of the Company.

NOW, THEREFORE, as a condition of and in consideration for Executive’s employment with the Company, and the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE I

TERM

1.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the second annual anniversary of the Effective Date (the “Retention Date”), subject to earlier termination as hereinafter set forth in Section 3.

1.2 Contingency on Consummation of Exchange Offer. To the extent that the Company and COMSYS do not consummate the exchange offer as contemplated in the Merger Agreement, this Agreement shall have no force and effect and Executive shall not become an employee of the Company.

ARTICLE II

COMPENSATION AND BENEFITS

DURING TERM

2.1 Base Salary. During the Term, Executive’s annual base salary shall be Three Hundred Fifty Thousand Dollars ($350,000.00).

2.2 Annual Incentive Program. During the Term, Executive shall have the opportunity to participate in the Company’s Annual Incentive Program and the target annual incentive for Executive shall be equal to seventy (70%) of Executive’s base salary in Section 2.1 above. The actual amount of the annual incentive earned by Executive for any fiscal year shall be reasonably determined by the Company and shall be paid in accordance with the terms of the Annual Incentive Program. For fiscal 2010 and 2011, Executive shall have the opportunity to earn an incentive for the full year. For fiscal 2012, any bonus earned by Executive shall be prorated for the portion of the year that Executive is employed by the Company. “Annual Incentive Program” means the program established by the Company to reward similarly situated executives with an annual cash incentive for meeting and/or exceeding certain performance standards determined at the sole discretion of the Company on a case by case basis.

2.3 Equity Incentives. On the Effective Date, the Company will grant Executive a number of Restricted Stock Units (as defined in the Manpower Inc. 2003 Equity Incentive Plan (the “2003 Plan”)) from the 2003 Plan equal to the number of Shares (as defined in the 2003 Plan) with an aggregate Market Price (as defined in the 2003 Plan) of Two Hundred Fifty Thousand Dollars ($250,000.00) as of the Effective Date. These Restricted Stock Units will vest on the Retention Date if Executive is still employed by the Company on such date. In addition, on the Effective Date, the Company will grant Executive Performance Share Units (as defined in the 2003 Plan) from the 2003 Plan that will provide for a maximum number of Performance Share Units to be earned equal to the number of Shares with an aggregate Market Price of Four Hundred Fifty Thousand Dollars ($450,000.00). The performance goal for these Performance Share Units and the number of Performance Shares Units that shall be earned at each level of performance shall be set forth in a Performance Share Unit Agreement (as defined in the 2003 Plan) between Executive and the Company as of the Effective Date. Except as set forth in this Agreement, all other terms of the Restricted Stock Unit and Performance Share Unit awards shall be as set forth in the 2003 Plan and shall be documented in a Restricted Stock Unit Agreement (as defined in the 2003 Plan) and a Performance Share Unit Agreement as of the Effective Date. The equity grants described in this Section 2.3 shall be in lieu of Executive’s participation in any annual equity grants that are made to other similarly situated executives of the Company under the 2003 Plan during the Term.

2.4 Retention Incentive. In order to encourage you to become employed by the Company following the Effective Time, the Company shall provide you with an opportunity to earn a Retention Incentive, as described in this Section 2.4. Except as otherwise provided herein, if Executive is employed by the Company on the Retention Date, Company will pay the Executive and amount in cash equal to Eight Hundred Fifty-Seven Thousand Five Hundred Dollars ($857,500.00) (the “Retention Incentive”) contingent upon: (a) Executive’s execution of a written release agreement (in a form reasonably satisfactory to the Company) containing, among other things, a general release of claims against the Company; and (b) Executive’s failure to revoke such release within the statutory period permitted for such revocation. Except as otherwise provided herein, the Retention Incentive shall be payable to Executive in a lump sum within thirty days after the Retention Date, but in no event sooner than the expiration of the statutory period permitted for revocation of Executive’s written release agreement. In the event Executive’s employment terminates by reason of Section 3.3 or 3.4 hereof during the Term, the Company shall pay Executive or Executive’s beneficiary the Retention Incentive, as provided for in Section 3.3 or 3.4 below.

2.5 Benefits. During the Term, except as otherwise provided in this Agreement, the Company shall provide Executive with and Executive shall be eligible for benefits generally made available to executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of the Company’s benefit plans. Notwithstanding the foregoing, during the Term, in lieu of Executive’s participation in the Company’s car lease program, Company will pay Executive a monthly taxable car allowance of $1,000. Executive also shall be entitled to vacations and perquisites in accordance with the Company’s policies for similarly situated executives of the Company. To the extent permitted by applicable law and permitted under the Company’s benefit plans and policies, for purposes of determining the benefits to which Executive is entitled under those benefit plans and policies, Executive shall receive credit for all service with COMSYS.

ARTICLE III

TERMINATION OF EMPLOYMENT

DURING THE TERM

3.1 Termination By Company for Cause. If Executive’s employment is terminated by the Company for Cause during the Term, Executive shall have no further rights against the Company hereunder, except for the right to receive (in addition to Executive’s rights under any benefit plans in which the Executive is a participant) Final Pay and the Unpaid Incentive, each as defined in Section 3.5 below. The payment of the Unpaid Incentive shall be made at the same time as any such incentive is paid to other similarly situated executives of the Company.

3.2 Voluntary Termination by Executive. If Executive voluntarily terminates Executive’s employment during the Term other than pursuant to Section 3.4 below, Executive shall have no further rights against the Company hereunder, except for the right to receive (in addition to Executive’s rights under any benefit plans in which the Executive is a participant) Final Pay and the Unpaid Incentive, payment of which shall be made at the same time as any such incentive is paid to other similarly situated executives of the Company.

3.3 Termination Due to Death or Disability. If Executive terminates employment due to death or Disability during the Term, Executive or Executive’s beneficiary shall have no further rights against the Company hereunder, except for the right to receive (in addition to Executive’s rights under any benefit plans in which the Executive is a participant) (i) Final Pay; (ii) the Unpaid Incentive (as defined below), payment of which shall be made at the same time as any such incentive is paid to other similarly situated executives of the Company; and (iii) the Retention Incentive, payment of which shall be made within thirty days of the date of such termination.

3.4 Termination By Company Without Cause or by Executive for Good Reason. If, during the Term, the Company terminates Executive’s employment without Cause or Executive voluntarily terminates his employment for Good Reason, each as defined in Section 3.5 below, Executive shall have no further rights against the Company hereunder, except for the right to receive (in addition to Executive’s rights under any benefit plans in which the Executive is a participant):

(i) Final Pay;

(ii) Unpaid Incentive; payment of which shall be made at the same time as any such incentive is paid to other similarly situated executives of the Company

(iii) Health Insurance Continuation, as defined in Section 3.5 below, for Executive and his dependents for up to 42 months after the date of termination; provided, however, that any Health Insurance Continuation otherwise receivable by Executive pursuant to this Section 3.4 will be reduced to the extent other comparable benefits are actually received by Executive during the 42-month period following the date of termination, which benefits actually received by Executive or his dependents shall be reported to the Company by Executive;

(iv) Life and Disability Insurance Continuation, as defined in Section 3.5 below, for Executive for up to 24 months after the date of termination; provided, however, that any Life and Disability Insurance Continuation otherwise receivable by Executive pursuant to this Section 3.4 will be reduced to the extent other comparable benefits are actually received by Executive during the 24-month period following date of termination, which benefits actually received by Executive shall be reported to the Company by Executive; and

(v) the Retention Incentive, payable to Executive in a lump sum within thirty days after the effective date of Executive’s termination of employment except as otherwise provided herein, but in no event sooner than the expiration of the statutory period permitted for revocation of Executive’s written release agreement described below.

Notwithstanding the foregoing, the receipt of Health Insurance Continuation, Life and Disability Insurance Continuation, and Retention Incentive under this Section 3.4 is contingent upon: (a) Executive’s execution of a written release agreement (in a form reasonably satisfactory to the Company) containing, among other things, a general release of claims against the Company; and (b) Executive’s failure to revoke such release within the statutory period permitted for such revocation.

3.5	Definitions.

“Cause” means the determination in good faith by the Company that Executive has engaged in any of the following: (i) a material failure to follow instructions from the Company, which failure is not cured within ten days of Executive’s receipt of written notice from the Company detailing such failure; (ii) any material act of dishonesty or disloyalty involving the Company; (iii) fraud, embezzlement, theft, breach of trust; (iv) chronic absence from work other than for a serious health condition; (v) commission of a crime which substantially relates to the circumstances of Executive’s position with the Company or which has a material adverse effect on the Company; or (vi) conduct which is demonstrably and materially injurious to the Company, which, to the extent that such conduct is susceptible of cure, is not cured within ten days of Executive’s receipt of written notice from the Company describing such conduct.

“Life and Disability Insurance Continuation” shall mean the Company will, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance plan, maintain the Executive in the Company’s group life, accident and disability insurance plans for up to 24 months after the date of Executive’s termination of employment; provided, however, that if Executive commences new employment during such 24-month period and becomes eligible for life, accident and disability insurance benefits from such new employer, the Company’s obligation to maintain the Executive in such plans shall terminate as of the date Executive becomes eligible to receive such insurance benefits from such new employer.

“Disability” means that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Final Pay” means any unpaid base salary with respect to the period prior to the effective date of Executive’s termination of employment together with payment of any vacation that Executive has accrued but not used through the date of Executive’s termination of employment.

Executive’s termination for “Good Reason” means that Executive terminates employment following: (i) a material diminution in Executive’s authority or responsibilities; (ii) a material diminution in Executive’s base salary or a material diminution in Executive’s annual target bonus opportunity for a given fiscal year, as compared to the annual target bonus opportunity for the immediately preceding fiscal year; or (iii) the Executive being required by the Company, without his consent, to materially change the location of Executive’s principal office; provided such new location is one in excess of fifty miles from the location of Executive’s principal office before such change. Notwithstanding the previous sentence, a termination for Good Reason does not exist unless (x) Executive objects to any material diminution or relocation described above by written notice to the Company within 20 business days after such diminution occurs or the date Executive receives notice of a relocation, as applicable, (y) the Company fails to cure such diminution or change in location within 30 days after such written notice is given and (z) Executive terminates employment with the Company within 90 days after such diminution or change in location occurs.

“Health Insurance Continuation” means that, :

(i) if, and to the extent, Executive or any of his eligible dependents, following the date of his termination, elects to continue coverage under the Company’s group medical and dental insurance plans, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or similar foreign or state laws, the Company will pay the normal monthly employer’s cost of coverage under the Company’s group medical and dental insurance plans toward such COBRA coverage for the first 18 months for which Executive and/or his eligible dependents are eligible for such coverage; provided, however, that if Executive, his spouse or any other eligible dependent commences new employment during such 18-month period and becomes eligible for health insurance benefits from such new employer, the Company’s obligation to provide such Company-subsidized COBRA coverage to Executive or such eligible dependent shall terminate as of the date Executive or such dependent becomes eligible to receive such health insurance benefits from such new employer. During this period of Company-subsidized COBRA coverage, Executive will be responsible for paying the balance of any costs not paid for by the Company under this Agreement which are associated with Executive’s participation in the Company’s medical and dental insurance plans and Executive’s failure to pay such costs may result in the termination of Executive’s participation in such plans. The Company may deduct from any amounts payable to Executive under this Agreement any amounts that Executive is responsible to pay for Health Insurance Continuation under this Agreement.

(ii) Immediately following the 18-month period of Company-subsidized COBRA coverage in paragraph (i), provided that Executive, his spouse or any other eligible dependent has not commenced new employment and become eligible for health insurance benefits from such new employer during such 18-month period, the Company shall provide the Executive (if living) and the Executive’s dependents with substantially similar levels of coverage under an individual or group policy, on a non-taxable basis, for the remaining 24-month period. Notwithstanding the foregoing, if Executive, his spouse or any other eligible dependent commences new employment during such 24-month period and becomes eligible for health insurance benefits from such new employer, the Company’s obligation to provide coverage under an individual or group policy to Executive or such eligible dependent shall terminate as of the date Executive or such dependent becomes eligible to receive such health insurance benefits from such new employer. During this period, Executive will be required to pay an amount to the Company equal to the amount the Executive would have been required to pay for similar coverage in the Company’s group medical and dental insurance plans if the Executive had not terminated employment and Executive’s failure to pay such amounts to the Company may result in the termination of Executive’s participation in such policy.

(iii) Within five calendar days of Executive or any of his eligible dependents becoming eligible to receive health insurance benefits from a new employer, Executive agrees to inform the Company of such fact in writing.

(iv) In no event shall Health Insurance Continuation be provided hereunder beyond the 42-month anniversary of the date of Executive’s termination of employment.

“Unpaid Incentive” means Executive’s unpaid annual incentive (described in Section 2.2 above), if any, attributable to any complete fiscal year of the Company ending before the effective date of Executive’s termination of employment with the Company.

3.6 Non-disparagement. Upon termination of Executive’s employment with the Company, for whatever reason, Executive agrees to refrain from making any statements that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its officers, directors or employees.

ARTICLE IV

NONDISCLOSURE

4.1 Scope of Executive’s Nondisclosure Obligations. Executive acknowledges that prior to the closing of the transactions contemplated by the Merger Agreement, Executive will have provided services to COMSYS and in the course of providing such services, Executive will have been exposed to COMSYS’s business operations, confidential information and trade secrets, all of which will be transferred and acquired by the Company pursuant to the Merger Agreement and are within the scope of the restrictions contained herein. Accordingly, Executive acknowledges and understands the nature and scope of the restrictions set forth in this Agreement and specifically acknowledges, understands and agrees that the nature and scope of the restrictions encompass both the Company and COMSYS. Executive further understands and acknowledges that during the course of Executive’s employment with the Company, Executive shall not only be exposed to the Company’s confidential information and trade secrets but that Executive shall also have access to and contact with the confidential information and trade secrets of the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Manpower Group”) and that due to such access and contact, the provisions of this Section 4.1 encompass the confidential information and trade secrets of the Company, as well as the Manpower Group. Executive acknowledges, understands and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill and property rights. Executive further acknowledges that the restrictions imposed shall not prevent Executive from earning a living in the event of, and after, the end of Executive’s employment with the Company, for whatever reason.

4.2 Confidential Information. “Confidential Information” means all business information (whether or not in written form) which relates to the Manpower Group or COMSYS and which is not known to the public generally (absent Executive’s disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information and supplier lists.

4.3 Nondisclosure. Executive shall not, directly or indirectly, at any time during the term of Executive’s employment with the Company, or during the two-year period following termination of Executive’s employment with the Company, for whatever reason, use for Executive’s use or others, or disclose to others except in the good faith performance of Executive’s duties for the Company any Confidential Information, whether or not conceived, developed, or perfected by Executive and no matter how it became known to Executive, unless (i) Executive first secures written consent of the Company to such disclosure or use, (ii) the same shall have lawfully become a matter of public knowledge other than by Executive’s act or omission, or (iii) Executive is ordered to disclose the same by a court of competent jurisdiction or is otherwise required to disclose the same by law, and Executive promptly notifies the Company of such disclosure. This obligation shall survive the termination of Executive’s employment with the Company, for whatever reason, for a two-year period and, notwithstanding the foregoing, shall not be construed to in any way limit the rights of the Company to protect Confidential Information which constitute trade secrets under applicable trade secrets law or privileged information even after such two-year period has expired.

4.4 Return of Records. Upon termination of Executive’s employment with the Company, for whatever reason, or at any other time upon request of the Company, Executive shall promptly surrender to the Company, or with the permission of the Company destroy and certify such destruction to the Company, any documents, materials, or computer or electronic records containing any Confidential Information which are in Executive’s possession or under Executive’s control.

ARTICLE V

NONCOMPETITION

5.1 Scope of Noncompetition Obligations of Executive. Executive acknowledges that prior to the closing of the transactions contemplated by the Merger Agreement, Executive will have provided services to COMSYS and in the course of providing such services, Executive will have gained a specialized knowledge of COMSYS’s business, products, confidential information and trade secrets, and the needs and requirements of COMSYS’s customers, all of which will be transferred and acquired by the Company pursuant to the Merger Agreement and are within the scope of restrictions contained herein. Accordingly, Executive acknowledges and understands the nature and scope of the restrictions set forth in this Agreement and specifically acknowledges, understands and agrees that the nature and scope of the restrictions encompass both the Company and COMSYS. Executive further understands and acknowledges that during the course of Executive’s employment with the Company, Executive shall not only be exposed to the business and customers of the Company but that Executive shall also have access to and contact with the business and customers of the Manpower Group, and that due to such access and contact, the provisions of this Section shall apply to the Company, as well as the Manpower Group. Executive acknowledges, understands and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill and property rights. For purposes of this Agreement, Executive further acknowledges that the restrictions imposed shall not prevent Executive from earning a living in the event of, and after, the end of Executive’s employment with the Company, for whatever reason.

5.2 Obligations During Employment. During the duration of Executive’s employment with the Company, Executive shall not, directly or indirectly compete against the Manpower Group, or directly or indirectly divert or attempt to divert the business of a customer or prospective customer from the Manpower Group.

5.3 Obligations Following Employment. During the two-year period which immediately follows the termination of Executive’s employment with the Company, for whatever reason, Executive shall not, directly or indirectly, provide services or assistance of a nature similar to the services Executive provided to the Company or COMSYS during the one-year period immediately preceding the termination of Executive’s employment with the Company, for whatever reason, to any Competitor. Executive acknowledges and agrees that the scope of limitation is reasonable and appropriate because of the broad geographic scope of the Company’s business, the significant role that Executive has had in this business throughout the Company’s areas of operations, and the ease of competing with the Company’s business.

5.4 Competitor. “Competitor” means any person or entity engaged in the business of providing professional staffing services for candidates and employers in information technology, engineering, finance, scientific and health care arenas, anywhere in the United States.

5.5 Nonsolicitation of Customers. During the two-year period which immediately follows the termination of Executive’s employment with the Company, for whatever reason, Executive shall not, directly or indirectly, solicit or attempt to solicit, for any person or entity engaged in the business of providing professional staffing services within the United States, customers or prospective customers of the Manpower Group or COMSYS, whom/which Executive had substantial or nonincidental contact on behalf of the Manpower Group or COMSYS during the one-year period preceding termination of Executive’s employment with the Company, for whatever reason, so as to cause or attempt to cause such customer or prospective customer not to do business or to reduce such customer’s business with the Manpower Group or divert any business from the Manpower Group.

5.6 Nonsolicitation of Employees. During the term of Executive’s employment with the Company, Executive shall not, directly or indirectly, solicit or entice an employee of the Manpower Group to terminate his or her employment with the Manpower Group. During the two-year period which immediately follows the termination of Executive’s employment with the Company, for whatever reason, Executive shall not, directly or indirectly, solicit or entice an employee of the Manpower Group with whom Executive had contact within the one-year period preceding termination of Executive’s employment with the Company, for whatever reason, to terminate his or her employment with the Manpower Group for the purposes of engaging in the business operation of a competitor of the Manpower Group, in any capacity, including as an employee, owner, consultant, officer or director.

ARTICLE VI

INJUNCTIVE AND OTHER MEASURES

6.1 Injunction. Executive recognizes that irreparable and incalculable injury will result to the Company and its businesses and properties in the event of Executive’s breach of any of the restrictions imposed by Articles IV and V above. Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled to remedies and damages, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by Executive and by any other person or entity for whom Executive may be acting or who is acting for Executive or in concert with Executive.

6.2 Equitable Extension. The duration of any restriction in Articles IV and V, above, will be extended by any period during which such restriction is violated by Executive.

ARTICLE VII

TAXES

7.1 Tax Withholding. The Company may withhold from amounts payable under this Agreement all federal, state, and local taxes that are required to be withheld by applicable laws or regulations.

7.2 Section 409A Compliance. To the extent applicable, the Company and Executive intend that any amounts or benefits payable or provided under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations relating thereto so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit and this Agreement to Executive. In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. A termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Company in accordance with Code Section 409A.

7.3 Section 409A Delay of Payments. Notwithstanding the payment terms set forth in this Agreement applicable to the Retention Incentive, to the extent any portion of the Retention Incentive is determined, after consultation with Company’s legal or tax counsel, to be required to be paid in accordance with the payment terms under the Executive’s Second Amended and Restated Employment Agreement with COMSYS dated as of January 1, 2009 (the “Original Agreement”) in order for Executive to avoid penalties under Section 409A, such amount shall be payable in accordance with the payment terms under the Original Agreement. Further, if Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of his termination of employment with the Company and if any portion of the payments or benefits to be received by Executive under this Agreement upon his termination of employment would be considered deferred compensation under Code Section 409A, then such payments otherwise due during the six-month period following the date of his termination of employment shall be delayed and instead shall be paid in one lump sum on the first day following the six-month anniversary of the date of the termination. Any amounts required to be delayed pursuant to this Section 7.3 shall accrue interest at the prime rate (currently the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) in effect from time to time as reported in The Wall Street Journal, Midwest edition (or, if not so reported, as reported in such other similar source (s) as the Company shall select) during the period the payments are unpaid and such interest shall be paid by the Company to the Executive together with each installment payment.

7.4 Certain Additional Payments by the Company.

(i)	In recognition of certain benefits that Executive is foregoing under the Original Agreement, notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or distribution to or for Executive’s benefit pursuant to this Agreement (the “Agreement Payments”), or any other “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) paid or provided to Executive by COMSYS (the “Other Payments”), would be subject to the excise tax imposed by Section 4999 of the Code as a result of the transactions consummated pursuant to the Merger Agreement, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax on the Agreement Payments and the Other Payments, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Agreement Payments and the Other Payments.

(ii)

A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Section 7.4 and the amount of such Gross-Up Payment, such determination to be made within 15 business days of the Effective Date or such other time as requested by the Company or by Executive (provided either party reasonably believes that any of the Agreement Payments may be subject to the Excise Tax). Such determination shall be made by legal or tax counsel selected by the Company (the “Determination Firm”). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Determination Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Determination Firm shall provide detailed supporting calculations, acceptable to both the Executive and the Company. The Gross-Up Payment, if any, as determined pursuant to this Section 7.4, shall be paid by the Company to Executive within 15 business days of the receipt of the Determination Firm’s determination. Any such initial determination by the Determination Firm of whether or when a Gross-Up Payment is required and, if such a payment is required, the amount thereof shall be binding upon the Company and Executive subject to the application of Subsection 7.4(iii) below.

(iii)

As a result of the uncertainty in the application of Code Sections 4999 and 280G, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that Executive’s tax liability (whether in respect of Executive’s then current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on the Agreement Payments or Other Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon the Agreement Payments or the Other Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Overpayment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the expiration of the statute of limitations with Executive’s applicable tax return. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall pay to Executive at least five business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, Executive shall, within ten business days of the occurrence of such Overpayment, pay to the Company the amount of the Overpayment plus interest on the amount of the Overpayment at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Executive.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Previous Agreement. This Agreement will, effective upon the Effective Date, expressly supersede any and all previous agreement or understanding relating to Executive’s employment by COMSYS or the termination of such employment, and any such agreement shall, as of the Effective Date, have no further force or effect, except as specifically provided in this Agreement. Conditioned upon the Effective Date actually occurring, and effective as of the Effective Date, Executive expressly waives any rights or claims he may have against COMSYS or the Company, now or that may arise in the future under such agreements, including , without limitation, any claim arising as a result of a change of control under the Original Agreement. Further, the Parties acknowledge and agree that none of the transactions contemplated in the Merger Agreement shall trigger a “separation from service” (as defined in Section 409A) for purposes of this Agreement and the Original Agreement.

8.2 Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of Executive’s employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to termination of Executive’s employment with the Company, for whatever reason.

8.3 Effect of Breach. In the event that Executive breaches any material provision of this Agreement, Executive agrees that the Company may suspend payments to Executive under this Agreement, recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Executive agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Executive of any provision of this Agreement.

8.4 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof.

8.5 Headings. The headings of sections and articles of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.6 Consideration. The benefits provided to Executive under this Agreement constitute the consideration for Executive’s undertakings hereunder.

8.7 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the Parties hereto.

8.8 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Executive, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

8.9 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

8.10 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

8.11 Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of North Carolina, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of North Carolina and of the United States District Court located in the State of North Carolina for any proceedings arising out of or relating to this Agreement (and agree not to commence any proceeding relating thereto except in such courts). Notwithstanding the foregoing, the Company reserves the right to pursue an injunction or other equitable remedy outside of the courts of the State of North Carolina or the United States District Court located in the State of North Carolina, where such injunction or remedy may arise due to a breach of this Agreement outside of the State of North Carolina.

8.12 At-Will Employment. Nothing contained in this Agreement confers upon Executive any right to remain employed by the Company or affects the right of the Company to terminate Executive’s employment at any time for any reason or no reason, subject to the obligations of the Company as set forth herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written above.

MANPOWER INC.:

/s/ Jonas Prising

By:	Jonas Prising, Executive Vice President and President – The Americas

EXECUTIVE:

/s/ Michael Barker
Michael Barker

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